Radius Health Publishes Investor Presentation Outlining Company’s Progress and

Board Process Resulting in Agreement to be Acquired at Significant Premium

•	Urges stockholders to vote “FOR” Radius’ highly qualified, independent director nominees – Catherine J. Friedman, Jean-Pierre Garnier, Ph.D. and Andrew C. von Eschenbach, M.D. – on the BLUE proxy card

BOSTON, MA – July 7, 2022 – Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq: RDUS) today published a detailed investor presentation available at: https://ir.radiuspharm.com/events-and-presentations/.

The document discusses the Company’s progress since 2020 and also outlines the comprehensive strategic review process conducted by the Radius Board of Directors, which resulted in its unanimous approval of the Company’s acquisition by Gurnet Point Capital and Patient Square Capital at a significant premium.

Stockholders are urged to vote “FOR” all three of the Company’s highly qualified, independent nominees on the BLUE proxy card at its upcoming Annual Meeting of Stockholders, which will be held online on July 26, 2022.

YOUR VOTE IS IMPORTANT

VOTE “FOR” RADIUS’ THREE NOMINEES ON THE BLUE PROXY CARD TODAY

509 Madison Avenue

New York, NY 10022

Email: RDUS@info.morrowsodali.com

Call toll-free at (800) 662-5200 (in North America)

or +1 (203) 658-9400 (outside of North America)

About Radius

Radius is a global biopharmaceutical company focused on addressing unmet medical needs in the areas of bone health, neuro- orphan diseases, and oncology. Radius’ lead product, TYMLOS® (abaloparatide) injection, was approved by the U.S. Food and Drug Administration for the treatment of postmenopausal women with osteoporosis at high risk for fracture. The Radius clinical pipeline includes investigational abaloparatide injection for potential use in the treatment of men with osteoporosis; the investigational drug, elacestrant (RAD1901), for potential use in the treatment of hormone-receptor positive breast cancer out-licensed to Menarini Group; and the investigational drug RAD011, a synthetic cannabidiol oral solution with potential utilization in multiple neuro-endocrine, neurodevelopmental, or neuropsychiatric disease areas, initially targeting Prader-Willi syndrome, Angelman syndrome, and infantile spasms.

Forward-Looking Statements

This communication contains forward-looking statements, including the ability of the parties to complete the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among Radius Health, Inc. (the “Company”), Ginger Acquisition, Inc., a Delaware corporation (“Parent”), a subsidiary jointly owned by Gurnet Point and Patient Square, and Ginger Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), including the parties’ ability to satisfy the conditions to the consummation of the tender offer (the “Offer”) to purchase each issued and outstanding share (the “Shares”) of common stock, par value $0.0001 per share, of the Company contemplated thereby and the other conditions set forth in the Merger Agreement, statements about the expected timetable for completing the transactions and statements about potential benefits of the transactions for the Company. These statements are neither promises nor guarantees, and are subject to known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the offer and the subsequent merger of Purchaser with and into the Company (the “Merger”); uncertainties as to how many of the Shares will be tendered in the Offer; the possibility that various conditions to the consummation of the Offer and the Merger may not be satisfied or waived; the effects of disruption from the transactions contemplated by the Merger Agreement and the impact of the announcement and pendency of the transactions on the Company’s business; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; the risks related to non-achievement of the contingent value right (“CVR”) milestone and that holders of the CVRs will not receive payments in respect of the CVRs; the adverse impact the ongoing COVID-19 pandemic is having and is expected to continue to have on the Company’s business, financial condition and results of operations, including our commercial operations and sales, clinical trials, preclinical studies, and employees; quarterly fluctuation in the Company’s financial results; the Company’s dependence on the success of TYMLOS, and the Company’s inability to ensure that TYMLOS will obtain regulatory approval outside the U.S. or be successfully commercialized in any market in which it is approved; risks related to manufacturing, supply and distribution; and the risk of litigation or other challenges regarding our intellectual property rights. These and other important risks and uncertainties discussed in the Company’s filings with the SEC, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2021, and subsequent filings with the Securities and Exchange Commission (“SEC”), could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

Additional Information and Where to Find It

The Offer for the outstanding Shares referenced in this presentation has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Parent and Purchaser will file with the SEC, upon the commencement of the Offer. At the time the Offer is commenced, Parent and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. Holders of Shares can obtain these documents free of charge when they are filed from the SEC’s website at www.sec.gov or on the Company’s website at www.radiuspharm.com.

Investor Contact

Ethan Holdaway

Email: investor-relations@radiuspharm.com

Phone: (617) 583-2017

Media Contact

Dan Gagnier / Jeffrey Mathews

Gagnier Communications

Email: radius@gagnierfc.com

Phone: (646) 569-5897

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